Exhibit 99.1
CENTERPLATE REPORTS 2007 SECOND QUARTER RESULTS
     STAMFORD, Conn., August 8, 2007 – Centerplate, Inc. (AMEX: CVP; TSX: CVP.un), today reported financial results for the second quarter and fiscal year-to-date ended July 3, 2007. Net sales in the quarter increased by $10.1 million, or approximately 5.3%, to $200.8 million, compared to net sales of $190.7 million for the second quarter of 2006. Adjusted earnings before interest, income taxes, depreciation and amortization (EBITDA) decreased $1.2 million, or approximately 6.1%, to $18.3 million for the second quarter of 2007 compared to $19.5 million in the second quarter of 2006, primarily due to the timing of new versus closed accounts, higher product costs and higher selling, general and administrative (SG&A) costs.
     During the quarter, Major League Baseball (MLB) sales improved $4.5 million compared to the second quarter of 2006, primarily due to an increase in attendance and per capita spending at a number of MLB facilities. Sales at the company’s minor league baseball facilities were up $2.6 million mainly because of 19 additional games. Sales at convention centers increased $2.5 million due to a number of larger events at some of the company’s facilities. Sales at our National Football League (NFL) facilities increased $1.7 million due to the reopening of the Louisiana Superdome which was closed for renovations during the prior year period. Sales at the company’s new accounts (one new spring training facility and four minor league baseball parks) were approximately $3.5 million; this was offset by a decline of $3.7 million due to the termination of some of the company’s contracts.
     “We are pleased with the increase in net sales in the second quarter. The decline in adjusted EBITDA was in line with expectations although it was impacted more by product costs and higher overhead expenses as a result of our efforts to retool the company for long-term growth,” said Janet L. Steinmayer, President and Chief Executive Officer of Centerplate. She added, “We continue to believe that 2007 will be as good a year, or better, than 2006.”
     For the twenty-six weeks ended July 3, 2007, net sales increased $22.0 million, or approximately 7.2%, to $326.2 million, from $304.2 million during the comparable period in 2006. Adjusted EBITDA for the twenty-six week period decreased $2.3 million, or approximately 10.0%, to $20.6 million in 2007 from $22.9 million in 2006. The decline in adjusted EBITDA was driven by the timing of events and closed versus new accounts, higher product costs and overhead expenses.
     For the second quarter of 2007, the company reported net income of $2.2 million, or $0.10 per share, compared to a loss of $0.1 million, or $0.00 per share, in the second quarter of 2006. The improvement in net income this quarter was due to a difference between the tax provision in the second quarter of 2006 compared to the second quarter of 2007. For the twenty-six weeks ended July 3, 2007, the company reported a net loss of $5.8 million compared to a loss of $5.7 million in the prior year period. The year over year decline was driven by lower operating income and higher interest expense driven by increased borrowing, higher interest rates and the change in the fair market value of the company’s derivatives. On a per share basis, for the twenty-six week period, Centerplate reported a net loss of $0.26 compared to a net loss of $0.25 per share for the comparable period in 2006.
     As previously announced, Centerplate will make its 44th consecutive monthly distribution to IDS holders on August 20, 2007 at the anticipated annual rate of approximately $1.56 per IDS.
     Centerplate will discuss its second quarter 2007 financial results on a conference call today, Wednesday, August 8 at 5:30 p.m. EDT. Interested parties may participate in the call by dialing 877-407-8029 approximately 10 minutes before the call is scheduled to begin. International callers should dial 201-689-8029. An audio webcast of the conference call can also be accessed via www.centerplate.com. For individuals unable to participate in the conference call, a telephone replay will be available from 8:00 p.m. on

August 8, 2007 through midnight on August 22, 2007. The replay can be accessed domestically by dialing 877-660-6853 or for international callers, 201-612-7415. The replay account number is 252 and the pass code for the replay call is 250026.
About Centerplate
     Centerplate, with its principal executive office in Stamford, CT, is a leading provider of food and related services including concessions, catering and merchandise services in more than 125 sports facilities, convention centers and other entertainment venues throughout the United States and Canada. Visit the company online at www.centerplate.com.
Presentation of Information in this Press Release
     Centerplate presents Adjusted EBITDA because covenants in the indenture governing the company’s subordinated notes contain ratios based on this measure. A reconciliation of adjusted EBITDA to net income or loss is included in the attached tables.
Forward-Looking Statements
     This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although Centerplate believes that the expectations reflected in these forward-looking statements are reasonable, the company can give no assurance that these expectations will prove to have been correct or that they will occur. Important factors beyond Centerplate’s control, including general economic conditions, consumer spending levels, changing trends in our business and competitive environment, adverse weather conditions and other factors, as well as the risks identified in our most recent annual report on Form 10-K, could cause actual results to differ materially from Centerplate’s expectations. Centerplate undertakes no obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

Contact Information

Gael Doar
Director of Communications
203-975-5941
gael.doar@centerplate.com
(Financial Tables Follow)

CENTERPLATE, INC.
CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

	13 Weeks Ended		26 Weeks Ended
	July 3,	July 4,	July 3,	July 4,
	2007	2006	2007	2006
		(In thousands, except share data)
Net sales	$200,839	$190,699	$326,172	$304,204

Cost of sales (excluding depreciation and amortization)	162,948	154,174	269,206	249,834
Selling, general and administrative	20,161	17,413	37,361	32,096
Depreciation and amortization	7,713	7,074	15,095	14,125
Transaction related expenses	333	—	333	—
Contract related losses	—	—	—	100

Operating income	9,684	12,038	4,177	8,049

Interest expense	7,079	6,207	15,131	12,746

Other income	(542)	(341)	(1,044)	(663)

Income (loss) before income taxes	3,147	6,172	(9,910)	(4,034)

Income tax provision (benefit)	907	6,238	(4,102)	1,630

Net income (loss)	$2,240	$(66)	$(5,808)	$(5,664)

Basic and diluted net loss per share with and without conversion option	$0.10	$(0.00)	$(0.26)	$(0.25)

Weighted average shares outstanding with conversion option	4,060,997	4,060,997	4,060,997	4,060,997
Weighted average shares outstanding without conversion option	18,463,995	18,463,995	18,463,995	18,463,995

Total weighted average shares outstanding	22,524,992	22,524,992	22,524,992	22,524,992

Dividends declared per share	$0.20	$0.20	$0.40	$0.40

CENTERPLATE, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EARNINGS BEFORE INTEREST,
INCOME TAXES, DEPRECIATION, AND AMORTIZATION (UNAUDITED)

	13 Weeks Ended		26 Weeks Ended
	July 3,	July 4,	July 3,	July 4,
	2007	2006	2007	2006
		(In thousands)
Net income (loss)	$2,240	$(66)	$(5,808)	$(5,664)
Income tax provision (benefit)	907	6,238	(4,102)	1,630

Income (loss) before income taxes	3,147	6,172	(9,910)	(4,034)
Adjustments:
Interest expense	7,079	6,207	15,131	12,746
Depreciation and amortization	7,713	7,074	15,095	14,125

EBITDA (1)	$17,939	$19,453	$20,316	$22,837

The following adjustments to EBITDA were made to compute Adjusted EBITDA:

EBITDA	$17,939	$19,453	$20,316	$22,837
Adjustments:
Transaction related expenses (2)	333	—	333	—
Contract related losses (3)	—	—	—	100

Adjusted EBITDA (1)	$18,272	$19,453	$20,649	$22,937

(1)	EBITDA is not a measure in accordance with GAAP. EBITDA is not intended to represent cash flows from operations as determined by GAAP and should not be used as an alternative to income (loss) before taxes or net income (loss) as an indicator of operating performance or to cash flows as a measure of liquidity. We believe that EBITDA is an important measure of the cash returned on our investment in capital expenditures under our contracts. Adjusted EBITDA as defined in the indenture governing our subordinated notes issued in 2003, is determined as EBITDA as adjusted for transaction related expenses, contract related losses, other non-cash charges, and the former annual management fee paid to affiliates of Blackstone and GE Capital, less any non-cash credits. We present Adjusted EBITDA because covenants in the indenture governing our 2003 notes contain ratios based on this measure and it is used by management to among other things evaluate our ability to make interest and dividend payments.

(2)	Reflects expenses incurred in connection with the follow-on offering to the Company’s 2003 initial public offering.

(3)	Reflects non-cash expense for the write-off of impaired assets associated with the Company’s contracts.

CENTERPLATE, INC.
SELECTED CONSOLIDATED CASH FLOW DATA (UNAUDITED)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 3,	July 4,	July 3,	July 4,
	2007	2006	2007	2006
		(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$2,240	$(66)	$(5,808)	$(5,664)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	7,713	7,074	15,095	14,125
Amortization of deferred financing costs	642	642	1,284	1,285
Non-cash interest earned on restricted cash	(117)	(104)	(232)	(198)
Derivative non-cash interest	(554)	(534)	118	(932)
Contract related losses	—	—	—	100
Deferred tax change	749	6,207	(3,985)	1,515
Gain (loss) on disposition of assets	(26)	(18)	(26)	(31)
Other	636	308	710	313

Changes in assets and liabilities	14,768	19,141	9,569	20,575

Net cash provided by operating activities	26,051	32,650	16,725	31,088

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(4,804)	(3,598)	(8,110)	(4,833)
Proceeds from sale of property and equipment	15	148	17	165
Contract rights acquired	(1,646)	(3,600)	(4,043)	(6,818)
Return of unamortized capital investment	—	1,828	—	1,828
Restricted cash	391	—	849	—

Net cash used in investing activities	(6,044)	(5,222)	(11,287)	(9,658)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments — revolving loans	(30,000)	(5,000)	(41,000)	(5,000)
Borrowings — revolving loans	15,000	4,000	38,500	5,000
Net Borrowings — swingline loans	(4,000)	—	—	—
Principal payments on long-term debt	(269)	(269)	(538)	(538)
Payment of financing costs	—	—	—	—
Dividend payments	(4,460)	(4,460)	(8,920)	(8,920)
Increase (decrease) in bank overdrafts	5,180	1,950	1,342	1,716

Net cash provided by (used in) financing activities	(18,549)	(3,779)	(10,616)	(7,742)

INCREASE (DECREASE) IN CASH	1,458	23,649	(5,178)	13,688

CASH AND CASH EQUIVALENTS:
Beginning of period	32,955	31,449	39,591	41,410

End of period	$34,413	$55,098	$34,413	$55,098

CENTERPLATE, INC.
SELECTED CONSOLIDATED BALANCE SHEET DATA (UNAUDITED)

	July 3,	January 2,
	2007	2007
	(in thousands)
ASSETS
Current assets	$108,433	$102,194
Property and equipment, net	52,640	50,684
Contract rights, net	78,479	79,209
Cost in excess of net assets acquired	41,142	41,142
Deferred financing costs, net	11,646	12,930
Other assets	47,997	46,211

TOTAL ASSETS	$340,337	$332,370

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)
Current liabilities	$121,528	$98,700
Long-term debt	209,251	209,789
Other liabilities	8,553	8,279

Common Stock with conversion option, par value $0.01, exchangeable for subordinated debt, net of discount	14,352	14,352

Total stockholders’ equity (deficiency)	(13,347)	1,250

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)	$340,337	$332,370